Exhibit 10.1

THIRD AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Third Amendment (“Amendment”), entered into as of the 12th day of December, 2025 (the “Effective Date”), amends the Employment Agreement between MATINAS BIOPHARMA HOLDINGS, INC. (the “Company”) and Jerome D. Jabbour (the “Executive”) dated March 22, 2018, as amended by those certain amendments dated as of March 3, 2023 and April 30, 2025 (as amended, the “Agreement”). All capitalized terms not defined herein shall have the meanings set forth in the Agreement.

RECITALS

WHEREAS, the Company may, from time to time, consider transactions that could be material or result in a change in control of the Company;

WHEREAS, the Board of Directors (the “Board”) of the Company believes that the Executive’s focus on the best interests of the Company and its stockholders is of utmost importance notwithstanding the Company’s consideration of any such transaction;

WHEREAS, the Company and the Executive desire to amend the Agreement as provided in this Amendment, to modify the definition of “Change in Control” for purposes of the Agreement (and arrangements that reference the Agreement, including, with respect to the Executive, the Company’s equity compensation arrangements) and to make such other changes to the Agreement to reflect the Executive’s importance to the Company and to ensure his continued focus on the best interests of the Company and its stockholders.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

1. Retention Bonus.

a.	Section 3.2 of the Agreement is hereby amended to provide that for purposes of the Retention Bonus described in such section, two-thirds (2/3rds) of such Retention Bonus shall be paid to Executive in a lump sum cash payment (subject to required withholdings for taxes) upon the Company’s execution of a definitive agreement that, if consummated, will result in a Change in Control, and the balance shall be paid (subject to required withholdings for taxes) immediately prior to the closing of such Change in Control, so long as for each respective payment, the Executive has neither resigned without Good Reason nor been terminated by the Company for Cause. If the Executive resigns for Good Reason or is terminated by the Company other than for Cause, he will receive the full Retention Bonus (or the remaining payment of the Retention Bonus if applicable) within ten (10) days following the date of such termination (but not later than immediately prior to the closing of a Change in Control).

b.	All references in Section 3.2 to March 31, 2026 shall be revised to read June 30, 2026, and so long as the Executive has not been terminated for Cause or resigned without Good Reason prior to February 1, 2026, Executive will be paid an annual bonus for the 2025 calendar year (at an amount no less than the Target Annual Bonus) as and when other senior executives receive annual bonuses but in no event later than February 1, 2026.

2. Change in Control Definition. Clause (v) is hereby added to Section 4.1(f) to read as follows:

“(v) any transaction resulting in a material change to the Company’s (or its successor’s) primary business as in effect immediately prior to such transaction.”

3. Notwithstanding anything contained in the Agreement to the contrary, (i) for purposes of clause (iv)(A) of each of Sections 4.1(d) and (e) thereof, the Executive’s Base Salary shall be determined without regard to any reduction in Base Salary that was a basis for the Executive’s resignation for Good Reason; and (ii) for purposes of clause (iii) of each of Sections 4.1(d) and (e) thereof the post-termination exercise period of any options described therein shall be the respective expiration date of each such option.

4. For purposes of a Change in Control, the 24-month Post-Change in Control Period shall be measured from the date of any final closing with respect to any such Change in Control; and

5. Cause Definition. The definition of Cause in the Agreement and by reference for purposes of the Plans (and Executive Equity) shall be amended as follows:

a.	Clause (i) of Section 4.1(b) of the Agreement (definition of Cause) shall be amended by adding the following to the end thereof: “(which, for the avoidance of doubt, shall not include the Executive’s good faith negotiations in connection with compensation arrangements to which he is or may be subject).”

b.	Section 4.1(b) shall be amended by adding a clause to the end thereof that reads as follows: “Failure to attain performance goals or financial metrics shall not constitute Cause. “Willful” for purposes of Cause shall mean Executive’s bad faith, without the reasonable belief that his actions were in the best interests of the Company or its Affiliates (which for the avoidance of doubt shall not include the Executive’s good faith negotiations in connection with compensation arrangements to which he is or may be subject).”

6. Good Reason Definition. The definition of Good Reason in Section 4.1(c) of the Agreement and by reference for purposes of the Plans (and Executive Equity) shall be amended to read as follows:

“(c) As used in this Agreement, “Good Reason” means the occurrence of any of the following: (1) a material breach by the Company of the terms of this Agreement; (2) any reduction in the Executive’s Base Salary or Target Annual Bonus percentage; (3) a material change in the geographic location at which the Executive performs services for the Company; or (4) a material reduction in the Executive’s responsibilities, duties, or authorities, or any adverse change in the Executive’s title, role(s) or position(s); provided, however, that the Executive must notify the Company within ninety (90) days of the occurrence of any of the foregoing conditions (or if later, the Executive’s knowledge of such condition) that he considers it to be a “Good Reason” condition and provide the Company with at least thirty (30) days in which to cure the condition. If the Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition (or if later, six (6) months after Executive’s knowledge of such condition), his resignation will not be deemed to be for “Good Reason.””

7. Representation. The Company represents that, after reasonable due inquiry, to the knowledge of the Board of Directors no grounds for Cause exist as of the date of this Amendment (including in connection with negotiations relating to the Transaction or this Amendment).

8. Attorneys’ Fees. The Company hereby agrees to pay (or reimburse the Executive) for attorneys’ fees and disbursements reasonably incurred by the Executive in connection with this Amendment, upon presentation of an invoice for services rendered, which amount shall not exceed $20,000 in the aggregate. If Executive is required to initiate an action to enforce his rights under this Agreement and prevails on any of the substantive claims made in such action, then Executive shall be entitled to recover his reasonable attorneys’ fees and costs incurred in enforcing his rights under this Agreement.

9. Effect of Amendments. Except as specifically amended in this Amendment, the Agreement, the Indemnification Agreement, and the Founding Officer/Director Non-Disclosure and Invention Assignment Agreement to which the Executive is a party with the Company shall continue in full force and effect. This Amendment shall not itself be amended, except as part of any future amendment to the Agreement duly executed by the parties to the Agreement.

10. Miscellaneous.

a. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, permitted assigns, heirs, beneficiaries and representatives.

b. Counterparts. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the Effective Date set forth above.

Matinas BioPharma Holdings, Inc.

By:	Keith A. Kucinski
Name:	Keith A. Kucinski
Title:	Chief Financial Officer

/s/ Jerome D. Jabbour
Jerome D. Jabbour